Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE NINE MONTHS AND QUARTER ENDED SEPTEMBER 30, 2017

FRESNO, CALIFORNIA…October 18, 2017… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $13,691,000, and diluted earnings per common share of $1.11 for the nine months ended September 30, 2017, compared to $12,575,000 and $1.14 per diluted common share for the nine months ended September 30, 2016.
THIRD QUARTER FINANCIAL HIGHLIGHTS

•	The Company recorded reverse provisions for credit losses of $900 thousand and $1 million in the third quarters of 2017 and 2016, respectively.

•	Net loans increased $22.51 million or 3.01%, while total assets decreased $20.30 million or 1.41% at September 30, 2017 compared to December 31, 2016.

•	Total deposits decreased 2.99% in 2017 to $1.22 billion at September 30, 2017 compared to December 31, 2016.

•	Total cost of deposits remain at record low levels at 0.06% and 0.09% at September 30, 2017 and 2016, respectively.

•
Capital positions remain strong at September 30, 2017 with a 9.86% Tier 1 Leverage Ratio; a 13.09% Common Equity Tier 1 Ratio; a 13.48% Tier 1 Risk-Based Capital Ratio; and a 14.39% Total Risk-Based Capital Ratio.

•	Net loan recoveries in the third quarter of 2017 were $519,000, compared to net loan recoveries of $427,000 in the third quarter of 2016.

•	Net realized gains on sales and calls of investment securities were $169 thousand in the third quarter of 2017, compared to $286 thousand in the third quarter of 2016.

•	On October 1, 2017, the Company completed the acquisition of Folsom Lake Bank headquartered in Folsom, California. As part of the acquisition, Folsom Lake Bank (FLB) with three full-service branches

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located in Folsom, Rancho Cordova, and Roseville merged with and into Central Valley Community Bank. FLB reported approximately $197.3 million in assets at September 30, 2017. The results for Folsom Lake Bank are not included for the three and nine months ended September 30, 2017.
“We are pleased to report the successful completion of our fifth acquisition with the October 1, 2017 closing of Folsom Lake Bank. Our Company is excited about the prospects for our Bank, clients and communities in this growing region,” stated James M Ford, President & CEO of Central Valley Community Bank and Central Valley Community Bancorp.
     “The Company’s third quarter financial results reflect an increase in loans and continued expense management resulting in steady earnings growth for our shareholders. While the economy in our legacy region of the San Joaquin Valley remains sluggish, we are optimistic that there will be improvement in the future. Conversely, our expanded presence with recent mergers in the Greater Sacramento area shows promise in all relationship growth categories, igniting enthusiasm with both new and existing team members,” continued Ford.
Net income for the nine months ended September 30, 2017 increased 8.87% in 2017 compared to 2016, primarily driven by an increase in net realized gains on sales and calls of investment securities, an increase in net interest income, offset by an increase in non-interest expense, and an increase in provision for income taxes. During the nine months ended September 30, 2017, the Company recorded a reverse provision for credit losses of $1,150,000, compared to a $5,850,000 reverse provision during the nine months ended September 30, 2016. Net interest income before the provision for credit losses for the nine months ended September 30, 2017 was $40,672,000, compared to $32,806,000 for the nine months ended September 30, 2016, an increase of $7,866,000 or 23.98%. Approximately $4,393,000 of the increase in net interest income was attributed to the Sierra Vista Bank (SVB) acquisition completed in 2016, and approximately $3,473,000 of the increase was from our continued organic growth. The impact to interest income from the accretion of the loan marks on acquired loans was $806,000 and $266,000 for the nine months ended September 30, 2017 and 2016, respectively. In addition, net interest income before the provision for credit losses for the nine months ended September 30, 2017 benefited from approximately $1,218,000 in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status, as compared to a $501,000 in nonrecurring income for the nine months ended September 30,

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2016. Excluding these benefits, net interest income for the first nine months ended September 30, 2017 increased by $7,149,000 compared to the nine months ended September 30, 2016.
During the nine months ended September 30, 2017, the Company’s shareholders’ equity increased $17,199,000, or 10.49%, compared to December 31, 2016. The increase in shareholders’ equity was primarily driven by the retention of earnings, net of dividends paid, and an increase in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI). The increase in AOCI was primarily due to a decrease in longer term interest rates, which resulted in an increase in the market value of the Company’s AFS securities.
Return on average equity (ROE) for the nine months ended September 30, 2017 was 10.55%, compared to 11.21% for the nine months ended September 30, 2016. The decrease in ROE was primarily the result of the increase in shareholders’ equity. The Company declared and paid $0.18 per share in cash dividends to holders of common stock for the nine months ended September 30, 2017 and 2016. Annualized return on average assets (ROA) was 1.27% for the nine months ended September 30, 2017 and 1.31% for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, the Company’s total assets decreased 1.41%, and total liabilities decreased 2.93%, compared to December 31, 2016.
Non-performing assets increased by $620,000, or 24.39%, to $3,162,000 at September 30, 2017, compared to $2,542,000 at December 31, 2016. During the nine months ended September 30, 2017, the Company recorded $740,000 in net loan recoveries, compared to $5,539,000 in net recoveries for the nine months ended September 30, 2016. The net charge-off (recovery) ratio, which reflects annualized net recoveries to average loans, was (0.13)% for the nine months ended September 30, 2017, compared to (1.20)% for the same period in 2016. Total non-performing assets were 0.22% of total assets as of September 30, 2017, compared to 0.18% of total assets as of December 31, 2016.
At September 30, 2017, the allowance for credit losses was $8,916,000, compared to $9,326,000 at December 31, 2016, a net decrease of $410,000 reflecting the reverse provision of $1,150,000 and the net recoveries during the period. The allowance for credit losses as a percentage of total loans was 1.14% at September 30, 2017, and 1.23% at December 31, 2016. Total loans includes loans acquired in the acquisitions of SVB on October 1, 2016 and Visalia Community Bank on July 1, 2013 that, at their respective acquisition dates,

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were recorded at fair value and did not have a related allowance for credit losses. The value of the acquired loans totaled $144,586,000 at September 30, 2017 and $168,296,000 at December 31, 2016. Excluding these acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.41% and 1.59% as of September 30, 2017 and December 31, 2016, respectively, and general reserves associated with non-impaired loans to total non-impaired loans was 1.41% and 1.55%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred credit losses within the loan portfolio at September 30, 2017.
The Company’s net interest margin (fully tax equivalent basis) was 4.43% for the nine months ended September 30, 2017, compared to 4.05% for the nine months ended September 30, 2016. The increase in net interest margin in the period-to-period comparison resulted primarily from an increase in the effective yield on average investment securities, and an increase in the yield on the Company’s loan portfolio. Net interest income during the nine months ended September 30, 2017 and 2016, also benefited by approximately $1,218,000 and $501,000, respectively, in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status.
For the nine months ended September 30, 2017, the effective yield on total earning assets increased 37 basis points to 4.51% compared to 4.14% for the nine months ended September 30, 2016, while the cost of total interest-bearing liabilities decreased slightly to 0.14% for the quarter ended September 30, 2017 as compared to 0.15% for the quarter ended September 30, 2016. Over the same periods, the cost of total deposits decreased to 0.07% for the nine months ended September 30, 2017 compared to 0.08% for the same period in 2016.
For the nine months ended September 30, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, totaled $555,839,000, an increase of $2,999,000, or 0.54%, compared to the nine months ended September 30, 2016. The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 3.12% for the nine months ended September 30, 2017, compared to 2.84% for the nine months ended September 30, 2016.
Total average loans (including nonaccrual), which generally yield higher rates than investment securities, increased $147,271,000, from $613,381,000 for the nine months ended September 30, 2016 to $760,652,000 for the nine months ended September 30, 2017. The majority of the year-over-year loan growth compared to the prior

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year was due to the acquisition of SVB in 2016. The effective yield on average loans increased to 5.52% for the nine months ended September 30, 2017, compared to 5.29% for the nine months ended September 30, 2016.
Total average assets for the nine months ended September 30, 2017 was $1,440,139,000 compared to $1,276,214,000 for the nine months ended September 30, 2016, an increase of $163,925,000 or 12.84%. During the nine months ended September 30, 2017 and 2016, the average loan-to-deposit ratio was 61.18% and 55.57%, respectively. Total average deposits increased $139,580,000 or 12.65% to $1,243,335,000 for the nine months ended September 30, 2017, compared to $1,103,755,000 for the nine months ended September 30, 2016. Average interest-bearing deposits increased $69,360,000, or 9.95%, and average non-interest bearing demand deposits increased $70,220,000, or 17.26%, for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. The Company’s ratio of average non-interest bearing deposits to total deposits was 38.37% for the nine months ended September 30, 2017, compared to 36.86% for the nine months ended September 30, 2016. The balance sheet increases comparing September 30, 2017 to September 30, 2016 were primarily driven by the SVB acquisition which closed on October 1, 2016.
Non-interest income for the nine months ended September 30, 2017 increased by $1,543,000 to $8,896,000, compared to $7,353,000 for the nine months ended September 30, 2016, primarily driven by an increase of $972,000 in net realized gains on sales and calls of investment securities during the period ended September 30, 2017. A $225,000 increase in service charge income, a $8,000 increase in Federal Home Loan Bank dividends, and an increase of $258,000 in other income was offset by a decrease in loan placement fees of $266,000.
Non-interest expense for the nine months ended September 30, 2017 increased $3,289,000, or 11.74%, to $31,297,000 compared to $28,008,000 for the nine months ended September 30, 2016. The net increase year over year was a result of increases in salaries and employee benefits of $1,561,000, increases in license and maintenance contracts of $202,000, increases in occupancy and equipment expenses of $165,000, increases in professional services of $133,000, increases in data processing expenses of $105,000, increases in acquisition and integration expenses of $103,000, increases in ATM/Debit card expenses of $84,000, increases in advertising expenses of $40,000, increases in amortization of core deposit intangibles of $39,000, increases in Internet

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banking expenses of $26,000, increases in directors’ expenses of $18,000, and an increase in regulatory assessments of $13,000.
The Company recorded an income tax provision of $5,730,000 for the nine months ended September 30, 2017, compared to $5,426,000 for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, the Company adopted ASU 2016-09 “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” which due to the exercise of stock options in the current period, resulted in the recognition of $104,000 in excess tax benefits. The effective tax rate for the nine months ended September 30, 2017 was 29.50% compared to 30.14% for the nine months ended September 30, 2016.
Quarter Ended September 30, 2017
For the quarter ended September 30, 2017, the Company reported unaudited consolidated net income of $4,494,000 and earnings per diluted common share of $0.36, compared to consolidated net income of $3,114,000 and $0.28 per diluted share for the same period in 2016. The increase in net income during the third quarter of 2017 compared to the same period in 2016 was primarily due to an increase in net interest income of $2,583,000, and an increase in non-interest income of $419,000, partially offset by an increase in total non-interest expenses of $739,000, and an increase in the provision for income taxes of $783,000. The effective tax rate increased to 32.30% from 30.41% for the quarters ended September 30, 2017 and September 30, 2016, respectively. The Company recorded $900,000 and $1,000,000 reverse provisions for credit losses during the third quarters of 2017 and 2016, respectively. Net income for the immediately trailing quarter ended June 30, 2017 was $4,948,000, or $0.40 per diluted common share.
Annualized return on average equity (ROE) for the third quarter of 2017 was 10.05%, compared to 8.01% for the same period of 2016. The increase in ROE reflects an increase in net income, notwithstanding an increase in shareholders’ equity. Annualized return on average assets (ROA) was 1.26% for the third quarter of 2017 compared to 0.96% for the same period in 2016. This increase is due to an increase in net income outpacing an increase in average assets.
In comparing the third quarter of 2017 to the third quarter of 2016, average total loans increased by $146,493,000, or 23.47%. The majority of the loan growth was due to the SVB acquisition. During the third

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quarter of 2017, the Company recorded net loan recoveries of $519,000 compared to $427,000 for the same period in 2016. The net charge-off (recovery) ratio, which reflects annualized net charge-offs to average loans, was (0.27)% for the quarter ended September 30, 2017 compared to (0.27)% for the quarter ended September 30, 2016.
Average total deposits for the third quarter of 2017 increased $105,802,000 or 9.47% to $1,222,925,000 compared to $1,117,123,000 for the same period of 2016.
The Company’s net interest margin (fully tax equivalent basis) was 4.43% for the quarter ended September 30, 2017, compared to 4.01% for the quarter ended September 30, 2016. Net interest income, before provision for credit losses, increased $2,583,000, or 23.49%, to $13,578,000 for the third quarter of 2017, compared to $10,995,000 for the same period in 2016. The accretion of the loan marks on acquired loans increased interest income by $189,000 and $95,000 during the quarters ended September 30, 2017 and 2016, respectively. Net interest income during the third quarters of 2017 and 2016 benefited by approximately $100,000 and $10,000, respectively, in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status. The net interest margin period-to-period comparisons were impacted by an increase in the yield on the average investment securities and the loan portfolio. Over the same periods, the cost of total deposits decreased to 0.06% from 0.09%. The decrease in cost of total deposits is attributed to the decrease of time certificate deposit with cost yield of 0.27% compared to 0.37% as of September 30, 2017 and 2016, respectively.
For the quarter ended September 30, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, decreased by $28,401,000, or 5.07%, compared to the quarter ended September 30, 2016, and decreased by $21,565,000, or 3.90%, compared to the quarter ended June 30, 2017.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 3.15% for the quarter ended September 30, 2017, compared to 2.83% for the quarter ended September 30, 2016 and decreased as compared to 3.04% for the quarter ended June 30, 2017. Total average loans, which generally yield higher rates than investment securities, increased by $146,493,000 to $770,777,000 for the quarter ended September 30, 2017, from $624,284,000 for the quarter ended September 30, 2016 and increased by $5,564,000 from $765,213,000 for the quarter ended June 30, 2017. The effective yield on

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average loans was 5.39% for the quarter ended September 30, 2017, compared to 5.18% and 5.73% for the quarters ended September 30, 2016 and June 30, 2017, respectively.
Total average assets for the quarter ended September 30, 2017 were $1,427,070,000 compared to $1,297,207,000 for the quarter ended September 30, 2016 and $1,443,074,000 for the quarter ended June 30, 2017, an increase of $129,863,000 and a decrease of $16,004,000, or 10.01% and 1.11%, respectively.
Total average deposits increased $105,802,000, or 9.47%, to $1,222,925,000 for the quarter ended September 30, 2017, compared to $1,117,123,000 for the quarter ended September 30, 2016. Total average deposits decreased $24,515,000, or 1.97%, for the quarter ended September 30, 2017, compared to $1,247,440,000 for the quarter ended June 30, 2017. The Company’s ratio of average non-interest bearing deposits to total deposits was 39.92% for the quarter ended September 30, 2017, compared to 36.88% and 37.57% for the quarters ended September 30, 2016 and June 30, 2017, respectively.
Non-interest income increased $419,000, or 19.63%, to $2,554,000 for the third quarter of 2017 compared to $2,135,000 for the same period in 2016. The third quarter 2017 non-interest income included $169,000 net realized gains on sales and calls of investment securities compared to $286,000 for the same period in 2016. For the quarter ended September 30, 2017, service charge income increased $82,000, interchange fees increased $66,000, partially offset by a decrease of $12,000 in FHLB dividends and a decrease of $68,000 in loan placement fees compared to the same period in 2016. Non-interest income for the quarter ended September 30, 2017 decreased by $1,542,000 to $2,554,000, compared to $4,096,000 for the quarter ended June 30, 2017. The decrease compared to the trailing quarter was primarily due to a $1,988,000 decrease in net realized gains on sales and calls of investment securities, and a $4,000 decrease in service charges, partially offset by a $322,000 increase in other income as a result of favorable legal settlements, and a $2,000 increase in FHLB dividends.
Non-interest expense for the quarter ended September 30, 2017 increased $739,000, or 7.65%, to $10,394,000 compared to $9,655,000 for the quarter ended September 30, 2016. The net increase quarter over quarter was a result of an increase in salaries and employee benefits of $381,000, a $63,000 increase in license and maintenance contract expense, an increase of $27,000 in regulatory assessments, an increase of $13,000 in amortization of core deposit intangibles, and an increase in data processing expenses of $17,000, partially offset by a decrease in acquisition and integration expenses of $200,000, a $88,000 decrease in professional services, and

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a decrease in directors’ expenses of $28,000. Non-interest expense for the quarter ended September 30, 2017 decreased by $395,000 compared to $10,789,000 for the trailing quarter ended June 30, 2017. The decrease compared to the trailing quarter was primarily due to a $292,000 decrease in acquisition and integration expenses, a $32,000 decrease in salaries and employee benefits, and a $68,000 decrease in license and maintenance contracts, partially offset by increases of $75,000 in occupancy and equipment expense, $7,000 in directors’ expenses, and $15,000 in regulatory assessment expenses.
The Company recorded an income tax provision of $2,144,000 for the quarter ended September 30, 2017, compared to $1,361,000 for the quarter ended September 30, 2016. The effective tax rate for the quarter ended September 30, 2017 was 32.30% compared to 30.41% for the same period in 2016.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 24 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region.  Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis McMurray, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the expected cost savings, synergies and other financial benefits for the  acquisition of Folsom Lake Bank might not be realized within the expected time frames or at all; and (8) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,	September 30,
(In thousands, except share amounts)	2017	2016	2016

ASSETS
Cash and due from banks	$26,195	$28,185	$23,274
Interest-earning deposits in other banks	9,494	10,368	21,803
Federal funds sold	—	15	1
Total cash and cash equivalents	35,689	38,568	45,078
Available-for-sale investment securities (Amortized cost of $507,477, $548,640 and $533,044 at September 30,2017, December 31, 2016 and September 30, 2016, respectively)	515,077	547,749	551,075
Loans, less allowance for credit losses of $8,916, $9,326 and $9,299 at September 30, 2017, December 31, 2016 and September 30, 2016, respectively	769,810	747,302	620,528
Bank premises and equipment, net	8,920	9,407	8,906
Bank owned life insurance	23,639	23,189	20,377
Federal Home Loan Bank stock	5,594	5,594	4,823
Goodwill	40,311	40,231	29,917
Core deposit intangibles	1,243	1,383	922
Accrued interest receivable and other assets	22,743	29,900	26,149
Total assets	$1,423,026	$1,443,323	$1,307,775

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$494,364	$495,815	$423,183
Interest bearing	724,021	760,164	704,314
Total deposits	1,218,385	1,255,979	1,127,497
Short-term borrowings	—	400	—
Junior subordinated deferrable interest debentures	5,155	5,155	5,155
Accrued interest payable and other liabilities	18,254	17,756	18,801
Total liabilities	1,241,794	1,279,290	1,151,453
Shareholders’ equity:
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 12,212,190, 12,143,815, and 11,081,854 at September 30, 2017, December 31, 2016 and September 30, 2016, respectively	72,428	71,645	54,846
Retained earnings	104,399	92,904	91,026
Accumulated other comprehensive income (loss), net of tax	4,405	(516)	10,450
Total shareholders’ equity	181,232	164,033	156,322
Total liabilities and shareholders’ equity	$1,423,026	$1,443,323	$1,307,775

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended,			For the Nine Months Ended
	September 30,	June 30	September 30,	September 30,
(In thousands, except share and per share amounts)	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans	$10,423	$10,774	$8,112	$31,287	$24,208
Interest on deposits in other banks	53	76	71	204	210
Interest and dividends on investment securities:
Taxable	1,818	1,443	1,500	4,564	4,486
Exempt from Federal income taxes	1,531	1,775	1,582	5,428	4,680
Total interest income	13,825	14,068	11,265	41,483	33,584
INTEREST EXPENSE:
Interest on deposits	200	245	240	690	690
Interest on junior subordinated deferrable interest debentures	39	36	30	108	88
Other	8	1	—	13	—
Total interest expense	247	282	270	811	778
Net interest income before provision for credit losses	13,578	13,786	10,995	40,672	32,806
(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(900)	(150)	(1,000)	(1,150)	(5,850)
Net interest income after provision for credit losses	14,478	13,936	11,995	41,822	38,656
NON-INTEREST INCOME:
Service charges	825	829	743	2,452	2,227
Appreciation in cash surrender value of bank owned life insurance	150	152	131	450	411
Interchange fees	378	373	312	1,075	904
Loan placement fees	279	156	347	526	792
Net realized gains on sales and calls of investment securities	169	2,157	286	2,808	1,836
Other-than-temporary impairment loss on investment securities	—	—	—	—	(136)
Federal Home Loan Bank dividends	98	96	110	322	314
Other income	655	333	206	1,263	1,005
Total non-interest income	2,554	4,096	2,135	8,896	7,353
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,989	6,021	5,608	17,865	16,304
Occupancy and equipment	1,286	1,211	1,124	3,676	3,511
Professional services	258	426	346	1,104	971
Data processing expense	407	419	390	1,250	1,145
Directors’ expenses	135	128	163	492	474
ATM/Debit card expenses	216	171	159	553	469
License & maintenance contracts	188	256	125	590	388
Regulatory assessments	161	146	134	482	469
Advertising	154	160	131	484	444
Internet banking expenses	181	172	170	523	497
Acquisition and integration expenses	163	455	363	618	515
Amortization of core deposit intangibles	47	47	34	141	102
Other expense	1,209	1,177	908	3,519	2,719
Total non-interest expenses	10,394	10,789	9,655	31,297	28,008
Income before provision for income taxes	6,638	7,243	4,475	19,421	18,001
PROVISION FOR INCOME TAXES	2,144	2,295	1,361	5,730	5,426
Net income	$4,494	$4,948	$3,114	$13,691	$12,575
Net income per common share:

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Basic earnings per common share	$0.37	0.41	$0.28	$1.12	$1.15
Weighted average common shares used in basic computation	12,208,313	12,207,570	10,984,141	12,183,363	10,969,633
Diluted earnings per common share	$0.36	0.40	$0.28	$1.11	$1.14
Weighted average common shares used in diluted computation	12,325,254	12,338,884	11,092,674	12,315,850	11,068,045
Cash dividends per common share	$0.06	$0.06	$0.06	$0.18	$0.18

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
For the three months ended	2017	2017	2017	2016	2016
(In thousands, except share and per share amounts)
Net interest income	$13,578	$13,786	$13,308	$12,773	$10,995
(Reversal of) provision for credit losses	(900)	(150)	(100)	—	(1,000)
Net interest income after provision for credit losses	14,478	13,936	13,408	12,773	11,995
Total non-interest income	2,554	4,096	2,246	2,238	2,135
Total non-interest expense	10,394	10,789	10,113	10,913	9,655
Provision for income taxes	2,144	2,295	1,291	1,492	1,361
Net income	$4,494	$4,948	$4,250	$2,606	$3,114
Basic earnings per common share	$0.37	$0.41	$0.35	$0.21	$0.28
Weighted average common shares used in basic computation	12,208,313	12,207,570	12,167,810	12,129,490	10,984,141
Diluted earnings per common share	$0.36	$0.40	$0.35	$0.21	$0.28
Weighted average common shares used in diluted computation	12,325,254	12,338,884	12,317,579	12,254,292	11,092,674

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
As of and for the three months ended	2017	2017	2017	2016	2016
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.14%	1.21%	1.21%	1.23%	1.48%
Non-performing assets to total assets	0.22%	0.23%	0.23%	0.18%	0.13%
Total non-performing assets	$3,162	$3,293	$3,341	$2,542	$1,637
Total nonaccrual loans	$2,968	$3,099	$3,079	$2,180	$1,274
Net loan (recoveries) charge-offs	$(519)	$(233)	$12	$(27)	$(427)
Net (recoveries) charge-offs to average loans (annualized)	(0.27)%	(0.12)%	0.01%	(0.01)%	(0.27)%
Book value per share	$14.84	$14.51	$13.95	$13.51	$14.11
Tangible book value per share	$11.44	$11.10	$10.53	$10.08	$11.32
Tangible common equity	$139,678	$135,567	$128,481	$122,419	$125,483
Cost of total deposits	0.06%	0.08%	0.08%	0.09%	0.09%
Interest and dividends on investment securities exempt from Federal income taxes	$1,531	$1,775	$2,122	$1,780	$1,582
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.43%	4.48%	4.36%	4.20%	4.01%
Return on average assets (2)	1.26%	1.37%	1.70%	0.72%	0.96%
Return on average equity (2)	10.05%	11.41%	10.20%	6.19%	8.01%
Loan to deposit ratio	63.91%	61.75%	60.32%	60.24%	55.86%
Tier 1 leverage - Bancorp	9.86%	9.43%	9.01%	8.75%	9.35%
Tier 1 leverage - Bank	9.76%	9.33%	8.92%	8.64%	8.40%
Common equity tier 1 - Bancorp	13.09%	13.42%	12.54%	12.48%	13.80%
Common equity tier 1 - Bank	13.35%	13.69%	12.80%	12.59%	12.93%
Tier 1 risk-based capital - Bancorp	13.48%	13.83%	12.93%	12.74%	14.24%
Tier 1 risk-based capital - Bank	13.35%	13.69%	12.80%	12.59%	12.93%
Total risk-based capital - Bancorp	14.39%	14.83%	13.89%	13.72%	15.39%
Total risk based capital - Bank	14.26%	14.69%	13.76%	13.57%	14.10%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 14

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
AVERAGE AMOUNTS	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2017	2017	2016	2017	2016
Federal funds sold	$87	$37	$74	$45	$150
Interest-bearing deposits in other banks	16,316	28,748	54,618	27,232	53,613
Investments	515,523	524,706	505,635	528,562	499,077
Loans (1)	767,770	762,094	622,955	757,859	610,932
Federal Home Loan Bank stock	5,594	5,594	4,823	5,594	4,825
Earning assets	1,305,290	1,321,179	1,188,105	1,319,292	1,168,597
Allowance for credit losses	(9,382)	(9,390)	(9,982)	(9,376)	(10,353)
Nonaccrual loans	3,007	3,119	1,329	2,793	2,449
Other non-earning assets	128,155	128,166	117,755	127,430	115,471
Total assets	$1,427,070	$1,443,074	$1,297,207	$1,440,139	$1,276,214

Interest bearing deposits	$734,679	$778,750	$705,080	$766,259	$696,899
Other borrowings	7,297	5,387	5,155	6,540	5,155
Total interest-bearing liabilities	741,976	784,137	710,235	772,799	702,054
Non-interest bearing demand deposits	488,246	468,690	412,043	477,076	406,856
Non-interest bearing liabilities	18,075	16,842	19,334	17,248	17,756
Total liabilities	1,248,297	1,269,669	1,141,612	1,267,123	1,126,666
Total equity	178,773	173,405	155,595	173,016	149,548
Total liabilities and equity	$1,427,070	$1,443,074	$1,297,207	$1,440,139	$1,276,214

AVERAGE RATES
Federal funds sold	1.25%	1.25%	0.50%	1.25%	0.50%
Interest-earning deposits in other banks	1.30%	1.06%	0.52%	1.00%	0.52%
Investments	3.21%	3.15%	3.08%	3.23%	3.09%
Loans (3)	5.39%	5.73%	5.18%	5.52%	5.29%
Earning assets	4.51%	4.57%	4.10%	4.51%	4.14%
Interest-bearing deposits	0.11%	0.13%	0.14%	0.12%	0.13%
Other borrowings	2.58%	2.75%	2.33%	2.47%	2.28%
Total interest-bearing liabilities	0.13%	0.15%	0.15%	0.14%	0.15%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.43%	4.48%	4.01%	4.43%	4.05%

(1)	Average loans do not include nonaccrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds of $789, $915, and $815, for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $2,797 and $2,411 for the nine months ended September 30, 2017 and 2016, respectively.

(3)
Loan yield includes loan fees (costs) for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016 of $(49), $25, and $(53), respectively. Loan yield includes loan fees (costs) for the nine months ended September 30, 2017 and 2016 of $420, and $(31), respectively.

CONTACT: Investor Contact:
Dave Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp
559-222-1322